Exhibit 99.1

Company Press Release

May 16, 2018	Flowers Foods (NYSE: FLO)

FLOWERS FOODS, INC. REPORTS FIRST QUARTER 2018 RESULTS

THOMASVILLE, Ga. – Flowers Foods, Inc. (NYSE: FLO), producer of Nature’s Own, Wonder, Tastykake, Dave’s Killer Bread, and other bakery foods, today reported financial results for the company’s 16-week first quarter ended April 21, 2018.

First Quarter Summary:

Compared to the prior year first quarter where applicable

•	Sales increased 1.6% to $1.206 billion. Excluding a 2017 divestiture of a mix manufacturing business, sales increased 1.7%.

•	Diluted EPS decreased $0.05 to $0.24.

•	Adjusted diluted EPS(1) increased $0.05 to $0.30.

•	Net income decreased 15.2% to $51.2 million.

•	Adjusted net income increased 20.1% to $63.2 million

•	Adjusted EBITDA(2) increased 0.1% to $132.9 million.

(1)	See reconciliations of non-GAAP measures in the financial statements following this release.

(2)	Earnings before Interest, Taxes, Depreciation and Amortization, adjusted for certain items affecting comparability. See reconciliations of non-GAAP measures in the financial statements following this release.

CEO’s Remarks

“We are pleased with the solid start to the year. We achieved record sales in the first quarter, and made important progress on our strategic priorities, giving us confidence in our ability to meet the objectives we’ve set for the year,” said Allen Shiver, Flowers Foods president and CEO. “Sales growth for the quarter was ahead of expectations, driven by the continued strength of Dave’s Killer Bread and the solid performance of our Nature’s Own and Wonder brands. In April, we introduced new, artisan-style products under Nature’s Own, and initial consumer response has been encouraging.”

Mr. Shiver continued, “The restructuring actions we began last year under Project Centennial have empowered our new teams to grow our core brands, improve productivity, and capitalize on opportunities. As we transition to our new organizational model, we are now better able to drive brand growth through new products and innovation, enhance execution in the marketplace, and streamline our supply chain. We remain intensely focused on delivering profitable growth and higher returns on invested capital, and we are moving forward with urgency to optimize our manufacturing network to drive efficiencies and lower manufacturing costs. Through these actions we intend to drive cash flows and shareholder returns.”

Reaffirmed Outlook for Fiscal 2018:

•	Expected sales in the range of approximately $3.921 billion to $3.982 billion, representing growth of approximately 0.0% to 1.6%.

•	Expected adjusted diluted EPS in the range of approximately $1.04 to $1.16, representing growth of approximately 16.9% to 30.3%.

o	Adjusted EPS guidance includes approximately $0.14 to $0.16 related to the impact of the lower effective tax rate, and excludes consulting and restructuring costs associated with Project Centennial expected to be in the range of $13 million to $16 million. Previously, the company estimated the effect of the lower tax rate to be approximately $0.15 to $0.17 and costs associated with Project Centennial to be $12 to $15 million.

o	This quarter included an additional $2.3 million revision to the multi-employer pension plan (MEPP) withdrawal liability, a pension settlement loss of $4.7 million, and a legal settlement of $1.4 million. These items are also excluded from adjusted EPS guidance for fiscal 2018.

Update on Project Centennial & Strategic Priorities

The company continues to execute on its strategic priorities under Project Centennial to reinvigorate the core business, capitalize on product adjacencies, reduce costs to fuel growth, and develop leading capabilities. Project Centennial is an enterprise-wide effort to streamline operations, drive efficiencies, and invest in strategic capabilities to strengthen the company’s competitive position, drive profitable revenue growth, and create shareholder value. Highlights of the company’s progress in 2018 to date include:

To reinvigorate the core business and capitalize on product adjacencies, the company:

•	Introduced Nature’s Own Perfectly Crafted, a line of artisan-inspired, thick-sliced bakery-style breads that are Non-GMO Project Verified and have no artificial preservatives, colors or flavors or high fructose corn syrup;

•	Introduced Non-GMO Project Verified Nature’s Own varieties in select markets;

•	Strengthened the consistency, quality, and store presence of Wonder breads and buns by standardizing sizes and formulas and updating packaging; and

•	Launched Camo for the Cause promotion to support the USO.

To reduce costs to fuel growth and develop leading capabilities, the company:

•	Continued its organizational restructuring by building teams with new capabilities, including business unit field marketing teams dedicated to capturing consumer insights in markets nationwide and sharing feedback on brand performance and campaigns;

•	Improved order quality and reduced stale product returns through closer partnership with independent distributors (IDP);

•	Achieved a significant decrease in adjusted Selling, Distribution, and Administrative (SD&A) expenses as a percentage of sales during the quarter, due to its organizational restructuring; and

•	Initiated supply chain optimization initiatives to improve efficiencies, lower costs, and drive enhanced gross margins.

As a result of its more efficient and productive organizational structure, reduced spending on purchased goods and services, continuous improvement, supply chain optimization, and improved ordering and stale reduction initiatives, the company is targeting total gross savings in fiscal 2018 of $38 million to $48 million.

Matters Affecting Comparability:

Reconciliation of Earnings per Share to Adjusted Earnings per Share
	For the 16 Weeks Ended
	Apr. 21, 2018	Apr. 22, 2017
Net income per diluted common share	$0.24	$0.29
Project Centennial consulting costs	0.02	0.05
Pension plan settlement loss	0.02	—
Legal settlement	0.01	NM
Multi-employer pension plan withdrawal costs	0.01	—
Gain on divestiture	—	(0.09)
Lease terminations	—	NM
Restructuring charges	NM	—

Adjusted net income per diluted common share	$0.30	$0.25

NM - Not meaningful

Consolidated First Quarter 2018 Summary

Compared to the prior year first quarter where applicable

•	Sales increased 1.6% to $1.206 billion.

•	Percentage point change in sales attributed to:

o	Pricing/mix: +1.5%

o	Volume: +0.2%

o	Divestiture: -0.1%

•	Net income decreased 15.2% to $51.2 million. Excluding matters affecting comparability, net income increased 20.1% to $63.2 million.

•	Operating income decreased 22.0% to $76.6 million. Excluding matters affecting comparability, operating income increased 2.8% to $88.0 million.

•	Adjusted EBITDA increased 0.1% to $132.9 million, or 11.0% of sales, a 20 basis point decline. Adjusted EBITDA in the first quarter of fiscal 2018 includes a $2.5 million asset impairment charge related to a non-IDP customer.

•	Materials, supplies, labor and other production costs (exclusive of depreciation and amortization) were 51.8% of sales, a 60 basis point increase. This increase was primarily driven by increases in outside purchases of product due to strong demand for DKB breakfast items, higher ingredient costs and decreases in manufacturing efficiencies, partially offset by more favorable price/mix.

•	SD&A expenses were 37.7% of sales, a 130 basis point decrease. Of this decrease, 50 basis points can be attributed to the net effect of the following matters affecting comparability: lower Project Centennial consulting costs, a higher legal settlement in the current year quarter, and a lease termination gain in the prior year. The balance of the decrease in SD&A expenses as a percentage of sales was primarily driven by decreased workforce-related costs, partially offset by higher distributor distribution fees due to a larger portion of sales being sold via independent distributors.

•	Depreciation and Amortization (D&A) expenses were $44.2 million, 3.7% of sales, a 30-basis point decrease. This decrease was driven primarily by accelerated depreciation of approximately $1.8 million relating to prior year lease terminations noted above, as well as reduced amortization expense as a result of impairing certain trademarks in the second half of fiscal 2017.

On a consolidated basis, branded retail sales increased 2.4% to $711.2 million, store branded retail sales increased 0.2% to $172.6 million, while non-retail and other sales increased 0.6% to $322.7 million. Branded retail sales increased due to continued sales growth from branded organic products and in our expansion markets, as well as from a more favorable price/mix, partially offset by declines in branded buns and rolls and branded cake. Sales of DKB products continued to increase, driven by continued volume gains and the introduction of breakfast items during the second quarter of fiscal 2017. Store branded retail sales were relatively unchanged quarter over quarter. Volume growth in foodservice and vending drove the increase in non-retail and other sales, partially offset by softer bakery outlet store sales.

DSD Segment Summary

Compared to the prior year first quarter where applicable

•	Sales increased 1.6% to $1.015 billion.

•	Percentage point change in sales attributed to:

o	Pricing/mix: 3.4%

o	Volume: -1.8%

•	Operating income decreased 3.3% to $84.4 million.

•	Adjusted EBITDA decreased 0.4% to $126.9 million.

DSD segment branded retail sales increased 2.8% to $664.1 million, store branded retail sales decreased 0.6% to $136.7 million, while non-retail and other sales decreased 0.8% to $214.7 million. Branded retail sales increased due to significant sales growth for DKB organic products, growth in our expansion markets, and improved price/mix. This was somewhat offset by declines in other branded items, with the largest decrease in branded buns and rolls and branded cake. Store branded retail sales declined quarter over quarter due to volume declines, with the largest decrease in store branded white bread. Decreased sales of products in our bakery outlet stores and, less significantly, the shift of certain foodservice business from the DSD Segment to the Warehouse Segment resulted in decreased non-retail and other sales.

The change in the DSD Segment operating income as a percent of sales was driven by $2.3 million of MEPP withdrawal costs, a $2.5 million asset impairment charge related to a non-IDP note receivable and $1.2 million of restructuring charges incurred during the first quarter of fiscal 2018, as well as increased outside purchases and higher ingredient and workforce-related costs as a percentage of sales, declines in manufacturing efficiency and a higher legal settlement in the current year quarter. Partially offsetting these items were higher sales on improved pricing and reduced stales, the benefit of the voluntary separation incentive plan (VSIP) and other restructuring initiatives, and decreased depreciation and amortization expense.

Warehouse Segment Summary

Compared to the prior year first quarter where applicable

•	Sales increased 1.7% to $191.0 million.

•	Percentage point change in sales attributed to:

o	Pricing/mix: -3.6%

o	Volume: 5.8%

o	Divestiture: -0.5%

•	Operating income decreased 67.4% to $14.6 million. In the prior year, the company recognized a gain on the divestiture of its mix business of $28.9 million.

•	Adjusted EBITDA decreased 4.1% to $21.2 million.

Warehouse segment branded retail sales decreased 3.6% to $47.0 million, store branded retail sales increased 3.5% to $35.9 million, while non-retail and other sales increased 3.6% to $108.0 million. Branded retail sales decreased mostly due to volume declines in warehouse-delivered branded organic bread. Volume increases in store branded items due to a new customer in the second half of fiscal 2017 resulted in the increase in store branded retail sales. Non-retail and other sales, which include contract manufacturing, vending and foodservice, increased primarily from volume growth in foodservice and vending sales, and to a lesser extent, the shift of certain foodservice business from the DSD Segment to the Warehouse Segment in the current year. This was partially offset by the impact of the mix manufacturing business divestiture in January of fiscal 2017 and a reduction in contract manufacturing.

The change in the Warehouse Segment operating income as a percent of sales was primarily due to the $28.9 million gain on divestiture in the prior year quarter, and a shift in mix from higher margin branded bread items to lower margin cake and foodservice items, partially offset by lower workforce-related costs.

Unallocated Corporate Expense Summary

Note: Comparisons are to consolidated sales

•	SD&A expenses decreased 110 basis points to 1.8% of consolidated sales, primarily due to the $9.0 million decrease in Project Centennial consulting costs, and to a lesser extent, stock-based compensation expense.

Cash Flow, Dividends, Share Repurchases, and Capital Allocation

In the first quarter of fiscal 2018, cash flow from operating activities was $97.1 million, capital expenditures were $26.6 million, and dividends paid were $36.2 million. During the quarter, the company had a net decrease in debt and capital lease obligations of $1.3 million.

There are 6.5 million shares remaining on the company’s current share repurchase authorization. As in the past, the company expects to continue to make opportunistic share repurchases under this authorization.

Conference Call

Flowers Foods will hold a conference call to discuss its first quarter 2018 earnings at 8:30 a.m. (Eastern) on May 17, 2018. The call can be accessed by clicking on the webcast link on flowersfoods.com/investors. The call also will be archived on the company’s website.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of fresh packaged bakery foods in the United States with 2017 sales of $3.9 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Wonder, Dave’s Killer Bread, and Tastykake. Learn more at www.flowersfoods.com.

FLO-IR

Investor Contact: J.T. Rieck (229) 227-2253

Media Contact: Paul Baltzer (229) 227-2380

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements. Forward-looking statements relate to current expectations regarding our future financial condition, performance and results of operations, planned capital expenditures, long-term objectives of management, supply and demand, pricing trends and market forces, and integration plans and expected benefits of transactions and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) general economic and business conditions and the competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, including changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward more inexpensive store-branded products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) energy and raw material costs and availability and hedging and counterparty risk, (g) our ability to fully integrate recent acquisitions into our business, (h) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value, (i) our ability to successfully implement our business strategies, including those strategies the company has initiated under Project Centennial, which may involve, among other things, the integration of recent acquisitions or the acquisition or disposition of assets at presently targeted values, the deployment of new systems and technology and an enhanced organizational structure, (j) consolidation within the baking industry and related industries, (k) disruptions in our direct-store delivery system, including litigation or an adverse ruling from a court or regulatory or government body that could affect the independent contractor classification of our independent distributors, (l) increasing legal complexity and legal proceedings that we are or may become subject to, (m) product recalls or safety concerns related to our products, and (n) the failure of our information technology systems to perform adequately, including any interruptions, intrusions or security breaches of such systems. The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other public disclosures made by the company, including the risk factors included in our most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and disclosures made in other filings with the SEC and company press releases, for other factors that may cause actual results to differ materially from those projected by the company. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, adjusted EBIT, EBITDA margin, adjusted EBITDA margin, adjusted net income, adjusted operating income, adjusted operating income by segment, adjusted EBIT by segment, adjusted EPS, adjusted income tax expense, adjusted selling, distribution and administrative expenses (SD&A), gross margin excluding depreciation and amortization and the ratio of net debt to adjusted EBITDA. The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure. The company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

The company defines EBITDA as earnings from continuing operations before interest, income taxes, depreciation, amortization and income attributable to non-controlling interest. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. EBITDA is used as the primary performance measure in the company’s 2014 Omnibus Equity and Incentive Compensation Plan. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP.

The company defines adjusted EBITDA, adjusted EBIT, EBITDA margin, adjusted EBITDA margin, adjusted net income, adjusted operating income, adjusted operating income by segment, adjusted EBIT by segment, adjusted EPS, adjusted income tax expense, adjusted selling, distribution and administrative expenses (SD&A), respectively, excluding the impact of asset impairment charges, Project Centennial consulting costs, lease terminations and legal settlements, acquisition-related costs, and pension plan settlements. Adjusted income tax expense also excludes the impact of tax reform. The company believes that these measures, when considered together with its GAAP financial results, provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges.

Net debt to EBITDA is used as a measure of financial leverage employed by the company. Gross margin excluding depreciation and amortization is used as a performance measure to provide additional transparent information regarding our results of operations on a consolidated and segment basis. Changes in depreciation and amortization are separately discussed and include depreciation and amortization for materials, supplies, labor and other production costs and operating activities.

Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above.

The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure.

Flowers Foods, Inc.

Consolidated Statement of Operations

(000’s omitted, except per share data)

	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 21, 2018	April 22, 2017
Sales	$1,206,453	$1,187,649
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	625,122	608,068
Selling, distribution and administrative expenses	454,463	463,066
Gain on divestiture	—	(28,875)
Restructuring charges	1,259	—
Impairment of assets	2,483	—
Multi-employer pension plan withdrawal costs	2,322	—
Depreciation and amortization expense	44,189	47,188

Income from operations	76,615	98,202
Other pension cost (benefit)	(735)	(1,923)
Pension plan settlement loss	4,668	—
Interest expense, net	2,901	5,048

Income before income taxes	69,781	95,077
Income tax expense	18,534	34,659

Net income	$51,247	$60,418

Net income per diluted common share	$0.24	$0.29

Diluted weighted average shares outstanding	211,311	210,275

Flowers Foods, Inc.

Segment Reporting

(000’s omitted)

	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 21, 2018	April 22, 2017
Sales:
Direct-Store-Delivery	$1,015,484	$999,860
Warehouse Delivery	190,969	187,789

	$1,206,453	$1,187,649

Gain on divestiture:
Warehouse Delivery	$—	$(28,875)

	$—	$(28,875)

Restructuring charges:
Direct-Store-Delivery	$1,204	$—
Warehouse Delivery	27	—
Unallocated Corporate	28	—

	$1,259	$—

Impairment of assets:
Direct-Store-Delivery	$2,483	$—

	$2,483	$—

Multi-employer pension plan withdrawal costs:
Direct-Store-Delivery	$2,322	$—

	$2,322	$—

Depreciation and amortization expense:
Direct-Store-Delivery	$37,470	$41,062
Warehouse Delivery	6,625	6,311
Unallocated Corporate	94	(185)

	$44,189	$47,188

EBIT:
Direct-Store-Delivery	$84,425	$87,261
Warehouse Delivery	14,562	44,695
Unallocated Corporate	(22,372)	(33,754)

	$76,615	$98,202

Pension plan settlement loss:
Unallocated Corporate	$4,668	$—

	$4,668	$—

EBITDA:
Direct-Store-Delivery	$122,024	$128,456
Warehouse Delivery	21,187	51,006
Unallocated Corporate	(26,340)	(32,149)

	$116,871	$147,313

Flowers Foods, Inc.

Condensed Consolidated Balance Sheet

(000’s omitted)

April 21, 2018
Assets
Cash and Cash Equivalents	$34,216
Other Current Assets	473,345
Property, Plant & Equipment, net	721,643
Distributor Notes Receivable (includes $25,659 current portion)	225,535
Other Assets	16,266
Cost in Excess of Net Tangible Assets, net	1,199,252

Total Assets	$2,670,257

Liabilities and Stockholders’ Equity
Current Liabilities	$361,998
Long-term Debt and Capital Leases (includes $11,806 current portion)	829,947
Other Liabilities	186,781
Stockholders’ Equity	1,291,531

Total Liabilities and Stockholders’ Equity	$2,670,257

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 21, 2018	April 22, 2017
Cash flows from operating activities:
Net income	$51,247	$60,418
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	62,184	26,220
Changes in assets and liabilities and pension contributions	(16,319)	(4,717)

Net cash provided by operating activities	97,112	81,921

Cash flows from investing activities:
Purchase of property, plant and equipment	(26,550)	(17,465)
Divestiture of assets	—	41,230
Proceeds from sale of property, plant and equipment	499	329
Other	(1,378)	(1,662)

Net cash disbursed for (provided by) investing activities	(27,429)	22,432

Cash flows from financing activities:
Dividends paid	(36,243)	(33,885)
Exercise of stock options	791	6,249
Stock repurchases	(2,489)	(2,151)
Net change in debt borrowings	(1,250)	(63,950)
Other	(1,405)	(10,513)

Net cash disbursed for financing activities	(40,596)	(104,250)

Net increase in cash and cash equivalents	29,087	103
Cash and cash equivalents at beginning of period	5,129	6,410

Cash and cash equivalents at end of period	$34,216	$6,513

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings per Share to Adjusted Earnings per Share
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 21, 2018	April 22, 2017
Net income per diluted common share	$0.24	$0.29
Gain on divestiture	—	(0.09)
Restructuring charges	NM	—
Project Centennial consulting costs	0.02	0.05
Lease terminations and legal settlement	0.01	NM
Pension plan settlement loss	0.02	—
Multi-employer pension plan withdrawal costs	0.01	—

Adjusted net income per diluted common share	$0.30	$0.25

NM — not meaningful.

	Reconciliation of Gross Margin
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 21, 2018	April 22, 2017
Sales	$1,206,453	$1,187,649
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	625,122	608,068

Gross Margin excluding depreciation and amortization	581,331	579,581
Less depreciation and amortization for production activities	25,285	26,031

Gross Margin	$556,046	$553,550

Depreciation and amortization for production activities	$25,285	$26,031
Depreciation and amortization for selling, distribution and administrative activities	18,904	21,157

Total depreciation and amortization	$44,189	$47,188

	Reconciliation of Net Income to Adjusted EBIT and Adjusted EBITDA
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 21, 2018	April 22, 2017
Net income	$51,247	$60,418
Income tax expense	18,534	34,659
Interest expense, net	2,901	5,048
Other pension cost (benefit)	(735)	(1,923)
Pension plan settlement loss	4,668	—

Earnings before interest and income taxes	76,615	98,202
Gain on divestiture	—	(28,875)
Restructuring charges	1,259	—
Project Centennial consulting costs	6,432	15,406
Lease terminations and legal settlement	1,350	815
Multi-employer pension plan withdrawal costs	2,322	—

Adjusted EBIT	87,978	85,548
Other pension cost (benefit)	735	1,923
Depreciation and amortization	44,189	47,188
Lease termination depreciation impact	—	(1,844)

Adjusted EBITDA	$132,902	$132,815

Sales	$1,206,453	$1,187,649
Adjusted EBITDA margin	11.0%	11.2%

	Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 21, 2018	April 22, 2017
Income tax expense	$18,534	$34,659
Tax impact of:
Gain on divestiture	—	(11,117)
Restructuring charges	318	—
Project Centennial consulting costs	1,624	5,931
Lease terminations and legal settlement	341	314
Pension plan settlement loss	1,179	—
Multi-employer pension plan withdrawal costs	586	—

Adjusted income tax expense	$22,582	$29,787

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net Income to Adjusted Net Income
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 21, 2018	April 22, 2017
Net income	$51,247	$60,418
Gain on divestiture	—	(17,758)
Restructuring charges	941	—
Project Centennial consulting costs	4,808	9,475
Lease terminations and legal settlement	1,009	501
Pension plan settlement loss	3,489	—
Multi-employer pension plan withdrawal costs	1,736	—

Adjusted net income	$63,230	$52,636

	Reconciliation of EBIT to Adjusted EBIT and Adjusted EBITDA — DSD
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 21, 2018	April 22, 2017
Earnings before interest and income taxes	$84,425	$87,261
Restructuring charges	1,204	—
Lease terminations and legal settlement	1,350	815
Multi-employer pension plan withdrawal costs	2,322	—

Adjusted EBIT	89,301	88,076
Depreciation and amortization	37,470	41,062
Depreciation on lease terminations	—	(1,844)
Other pension cost (benefit)	129	133

Adjusted EBITDA	$126,900	$127,427

Sales	$1,015,484	$999,860
Adjusted EBITDA margin	12.5%	12.7%

	Reconciliation of EBIT to Adjusted EBIT and Adjusted EBITDA — Warehouse Delivery
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 21, 2018	April 22, 2017
Earnings before interest and income taxes	$14,562	$44,695
Gain on divestiture	—	(28,875)
Restructuring charges	27	—

Adjusted EBIT	14,589	15,820
Depreciation and amortization	6,625	6,311

Adjusted EBITDA	$21,214	$22,131

Sales	$190,969	$187,789
Adjusted EBITDA margin	11.1%	11.8%

	Reconciliation of EBIT to Adjusted EBIT and Adjusted EBITDA — Corporate
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 21, 2018	April 22, 2017
Earnings before interest and income taxes	$(22,372)	$(33,754)
Restructuring charges	28	—
Project Centennial consulting costs	6,432	15,406

Adjusted EBIT	$(15,912)	$(18,348)
Depreciation and amortization	94	(185)
Other pension cost (benefit)	606	1,790

Adjusted EBITDA	$(15,212)	$(16,743)

	Reconciliation of Earnings per Share — Full Year Fiscal 2018 Guidance
	Range Estimate
Net income per diluted common share	$0.95	to	$1.06
Project Centennial reorganization and consulting costs	0.05		0.06
Legal settlement	0.01		0.01
Pension plan settlement loss	0.02		0.02
Multi-employer pension plan withdrawal costs	0.01		0.01

Adjusted net income per diluted common share	$1.04	to	$1.16

Flowers Foods, Inc.

Sales Bridge

For the 16 Week Period Ended April 21, 2018	Volume	Net Price/Mix	Divestiture	Total Sales Change

Direct-Store-Delivery	-1.8%	3.4%	0.0%	1.6%

Warehouse Delivery	5.8%	-3.6%	-0.5%	1.7%

Total Flowers Foods	0.2%	1.5%	-0.1%	1.6%